Exhibit
7(c)99.1

                      CHIQUITA BRANDS INTERNATIONAL

                              NEWS RELEASE

             CHIQUITA ANNOUNCES FIRST QUARTER EARNINGS AND
                      DECLARES QUARTERLY DIVIDENDS

     CINCINNATI, OHIO, April 27, 1995 -- Chiquita Brands International, Inc. today reported net income of $37.6 million ($.62 per share) for the quarter ended March 31, 1995. For the 1994 first quarter, the Company reported income of $35.5 million ($.62 per share) before an extraordinary loss on prepayment of debt of $22.8 million ($.40 per share). Net income for the first quarter of 1994 was $12.7 million ($.22 per share).
     Net sales for the 1995 quarter decreased to $1,028 million from $1,056 million in 1994 as a result of the sale of the Company's specialty meat operations during the prior year's first quarter. Operating income for the quarter was $80.4 million in 1995 and $82.0 million in 1994, with lower earnings from the sale of bananas partially offset by improved earnings from other food products within Chiquita's core businesses. Although improved, results for the Company's Meat Division held for sale were not significant in either the 1995 or 1994 first quarter.
     Net income for the 1995 quarter includes a decrease in net interest expense resulting from debt refinancing and reduction activities since the beginning of 1994.
     Separately, the Company declared quarterly cash dividends of $.05 per share on its common stock and $.7188 per share on its Series A Preferred Stock. The Company also declared a quarterly dividend of $.33 per share on its $1.32 Depositary Shares payable in the form of .0244 share of Chiquita common stock as permitted by the terms of the Depositary Shares. Each dividend is payable June 7, 1995 to shareholders of record at the close of business on May 21, 1995.
     Chiquita is a leading international marketer, processor and producer of quality food products.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Joseph W. Hagin         (513) 784-8866
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
                   CHIQUITA BRANDS INTERNATIONAL, INC.
                   SUMMARY OF CONSOLIDATED OPERATIONS
              FOR THE QUARTER ENDED MARCH 31, 1995 AND 1994
              (In thousands, except for per share amounts)

                                             Quarter Ended

                                                March 31,

                                        1995               1994

Net sales                             $1,028,363         $1,056,247
Operating income                      $   80,427         $   81,985
Income before income taxes and
  extraordinary item                  $   45,928         $   43,534
Income before extraordinary item      $   37,628         $   35,534
Extraordinary loss from
  prepayment of debt                  $       --         $
(22,840)
Net income                            $   37,628         $   12,694

Fully diluted earnings (loss)
  per share:
     -  Income before
        extraordinary item          $      .62         $      .62
     -  Extraordinary item                  --               (.40)
     -  Net income                         .62                .22

Weighted average number of
  common shares and equivalents
  outstanding                           61,083             57,301

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year.